Filed Pursuant to Rule 424(b)(5)
Registration No. 333-144349

Prospectus

1,000,000 shares

KMG Chemicals, Inc.

Common Stock

The selling shareholder named in this prospectus may use this prospectus to offer and resell from time to time up to 1,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling shareholder.

The selling shareholder named in this prospectus, or his donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

The selling shareholder may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling shareholder will bear all discounts, concessions and commissions, if any, attributable to the sale of shares. We will bear all costs, expenses, and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the selling shareholder, see “Plan of Distribution” on page 8.

Our common stock is traded on the Nasdaq Global Market under the symbol “KMGB”. On July 24, 2007, the last reported sales price for our common stock was $22.02 per share.

This investment involves risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2007.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
SUMMARY
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling shareholder has not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholder referred to in this prospectus may offer and resell from time to time up to 1,000,000 outstanding shares of our common stock.

This prospectus does not cover the issuance of any shares of common stock by us to the selling shareholder, and we will not receive any of the proceeds from any sale of shares by the selling shareholder. Except for underwriting discounts, concessions and selling commissions, which may be paid by the selling shareholder, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

Information about the selling shareholder may change over time. Any changed information given to us by the selling shareholder will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling shareholder will also be required to provide a prospectus supplement containing specific information about the terms on which he is offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

Unless the context otherwise requires, references in this prospectus to “KMG,” “we,” “us,” and “our” are to KMG Chemicals, Inc. and its consolidated subsidiaries.

i

SUMMARY

This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors” in this prospectus and any accompanying prospectus supplement and the risk factors discussed in the documents incorporated by reference herein.

KMG Chemicals, Inc.

We manufacture, formulate and distribute specialty chemicals.  We grow by purchasing businesses and business lines that operate in segments of the specialty chemical industry that:

•                  provide us an opportunity to obtain a significant share of the market segment through further acquisitions and organic growth;

•                  are of a size that larger industry participants find too small to be attractive;

•                  have niche products with well established and proven commercial uses and predictable financial trends;

•                  offer products that have moved well beyond their discovery phase and into their consolidation phase, and require little or no on-going research and development expenditures;

•                  afford attractive profit margins; and

•                  have significant barriers to entry.

We have acquired and currently operate businesses engaged in the industrial wood preserving and agrochemical segments.  We are a leading seller of wood preserving chemicals to industrial customers who use these preservatives primarily to extend the useful life of utility poles and railroad crossties.  We are also developing a growing presence as a seller of agrochemicals, which includes animal health and agricultural chemicals.  Our animal health pesticides are used on cattle, swine and poultry to protect these animals from flies and other pests.  Our agricultural herbicide product is used primarily for weed control in cotton and sugarcane fields and along highways.

The Offering

Common stock offered by the selling shareholder	1,000,000 shares

Selling shareholder	All of the common stock is being offered by the selling shareholder named herein. See “Selling Shareholder” for more information on the selling shareholder.

Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering.

Plan of distribution

The selling shareholder named in this prospectus, or his pledgees, donees, transferees or other successors-in- interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholder may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling shareholder, see “Plan of Distribution” on page 8.

Nasdaq Global Market Exchange symbol	KMGB

Risk factors

Investing in our common stock involves risks. For a discussion of certain risks associated with an investment in our common stock, please see the section entitled “Risk Factors” beginning on page 5 of this prospectus and the risk factors discussed in the documents incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 to register the stock to be sold in connection with this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and the securities offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document may be summary in nature. In each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by this reference, including the exhibits and schedules filed therewith. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholder should not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement. Our business, financial condition, results of operations and prospectus may have changed since that date.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including this registration statement, are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding any disclosures therein that are furnished and not filed:

•                  our Annual Report on Form 10-K for the fiscal year ended July 31, 2006;

•                  our Proxy Statement filed November 3, 2006;

•                  our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2007, January 31, 2007 and October 31, 2006;

•                  our Forms 8-K filed June 5, 2007, May 23, 2007, May 22, 2007, May 9, 2007 and February 26, 2007; and

•                  the description of our common stock contained in our Registration Statement on Form 10-SB (Reg. No. 0-29278) filed on April 23, 1997.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

You may obtain copies of any of these filings by contacting us at the address or phone number indicated below or by contacting the SEC as described above in “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the internet at:

KMG Chemicals, Inc.

10611 Harwin Drive, Suite 402

Houston, Texas 77036-1534

(713) 988-9252

Attn: General Counsel

Internet Website: www.kmgchemicals.com

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated in this prospectus by reference before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the many significant risks and uncertainties described in the documents incorporated by reference in this prospectus. Any of these risks and uncertainties set forth could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus. As a result, you could lose all or part of your investment.

Sales of our common stock by the selling shareholder may cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

As of July 24, 2007, we had 10,769,398 shares of common stock outstanding. Upon effectiveness of the registration statement, of which this prospectus forms a part, the 1,000,000 shares registered for resale under this prospectus will become freely tradable.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created by those laws. We have based these forward-looking statements on our current expectations and projections about us and our industry. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans and references to future successes may be considered forward-looking statements. Also, when we use words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast,” “may,” “should,” “expect,” “probably” or similar expressions, we are making forward-looking statements.  Our forward-looking statements speak only as of the date made and we will not update forward-looking statements unless the securities laws require us to do so.

Some of the key factors which could cause our future financial results and performance to vary from those expected include:

•              decline in demand for creosote-treated railroad crossties from the current upper range of usage, decline in treatment of utility poles with pentachlorophenol, and market developments affecting, and other changes in, the demand for our products and the introduction of new competing products;

•              availability or increases in the price of our primary raw materials or active ingredients, particularly creosote, chlorine, phenol and co-solvent for our wood treating chemicals;

•              our ability to identify, develop or acquire, integrate into our operations, and market additional product lines and businesses necessary to implement our business strategy and our ability to finance such acquisitions and development;

•              the ability to obtain registration and re-registration of our products, particularly our wood treating products, under applicable law;

•              the ability to introduce livestock ear tags containing a new use of an active ingredient;

•              the loss of our primary customers;

•              our ability to implement productivity improvements, cost reduction initiatives or facilities expansions;

•              the timing of planned capital expenditures;

•              the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•              cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities which may not be covered by indemnity or insurance;

•              the political and economic climate in the foreign or domestic jurisdictions in which we conduct business; and

•              other United States or foreign regulatory or legislative developments which affect the demand for our products generally or increase the environmental compliance cost for our products or impose liabilities on the manufacturers and distributors of such products.

The information contained in this prospectus, including the information set forth under the heading “Risk Factors,” identifies additional factors that could cause our results or performance to differ materially from those we express or imply in our forward-looking statements.  Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions and, therefore, the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this prospectus, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

SELLING SHAREHOLDER

The registration statement, of which this prospectus forms a part, relates to the registration for the account of selling shareholder of an aggregate of 1,000,000 shares of our common stock. The following table sets forth the name of the selling shareholder, the number of shares of common stock beneficially owned by him as of July 24, 2007, the number of shares of common stock being offered by him, the number of shares of common stock he will beneficially own if he sells all of the shares being registered and the selling shareholder’s percentage of ownership of our common stock if all the shares in the offering are sold.

The shares offered hereby are being registered to permit public secondary trading. The selling shareholder, including his donees, pledgees, transferees or other successors-in-interest may offer all or part of the shares for resale from time to time. However, the selling shareholder is under no obligation to resell all or any portion of such shares, nor is the selling shareholder obligated to resell any shares immediately, under this prospectus.

All information with respect to share ownership has been furnished by or on behalf of the selling shareholder and is as of July 24, 2007, unless otherwise indicated. We believe, based on information supplied by the selling shareholder, that except as may otherwise be indicated in the notes to the table below,the selling shareholder has sole voting and investment power with respect to the shares of common stock owned by him. Because the selling shareholder may resell all or part of his shares, no estimates can be given as to the number of shares of common stock that will be held by the selling shareholder upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling shareholder.

David L. Hatcher, the selling shareholder, is the Chairman of our Board of Directors and, until June 1, 2007, was our chief executive officer. To our knowledge, Mr. Hatcher has not had any position with, held any office of, or had any other material relationship with us during the past three years, except as described (i) in the footnotes to the table below, (ii) in the footnotes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2006, which information is incorporated by reference in this prospectus, and (iii) in the other documents incorporated by reference in this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned is based on 10,769,398 shares of our common stock outstanding as of July 24, 2007, and the shares of common stock beneficially owned by the selling shareholder, as set forth in the following table.

	Shares beneficially owned prior to offering
		Options Exercisable within 60	Number of shares being	Shares beneficially owned after the offering
Name and address of selling shareholder	Number	days	offered	Number(1)	Percent
David L. Hatcher	4,118,567	0	1,000,000	3,118,567	29.0%

PLAN OF DISTRIBUTION

We are registering 1,000,000 shares of our common stock for possible sale by the selling shareholder. The selling shareholder, as used herein, includes donees,  pledgees, transferees or other successors-in-interest selling common stock or interests in common stock received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer. The selling shareholder may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•                  on the Nasdaq Global Market, in the over-the-counter market, or on any other national securities exchange on which our shares are listed or traded;

•                  in privately negotiated transactions;

•                  in underwritten transactions;

•                  in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•                  in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•                  through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling shareholder may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling shareholder and, at the time of the determination, may be higher or lower than the market price of our common stock on the Nasdaq Global Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling shareholder may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholder and any underwriters, dealers, or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the shares by the selling shareholder and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling shareholder may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.  We have agreed to pay the costs, expenses, and fees of registering the shares of common stock offered by the selling shareholder. However, the selling shareholder will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

Upon our notification by the selling shareholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file-a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•                  the number of shares being offered;

•                  the terms of the offering;

•                  the names of the participating underwriters, broker-dealers or agents;

•                  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•                  the public offering price; and

•                  other material terms of the offering.

The selling shareholder is subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling shareholder. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and his affiliates. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements as of July 31, 2006 and 2005, and for each of the years then ended,  appearing in KMG’s Annual Report on Form 10-K for the year ended July 31, 2006, have been audited by UHY LLP, independent registered public accounting firm, as stated in their report dated October 20, 2006, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the year ended of July 31, 2004 and the related financial statement schedule incorporated in this prospectus by reference from KMG’s Annual Report on Form 10-K for the year ended July 31,2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated October 13, 2004, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

1,000,000 shares

KMG Chemicals, Inc.

Common stock

Prospectus

July 25, 2007